SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities

Act of 1934

Date of Report (Date of earliest event reported) August 26, 2004

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Form 8-K

Item 2.01 Completion of acquisition or disposition of assets.

AMERISERV FINANCIAL Inc. (the "Registrant") announced that it has sold a large non-performing asset.  For a more detailed description of the announcement see the press release attached as Exhibit #9.01.

Exhibits

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Exhibit 9.01

Press release dated August 26, 2004, announcing the sale of a large non-performing asset.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: August 26, 2004

Exhibit 9.01

JOHNSTOWN, Penn., Aug. 26 /PRNewswire-FirstCall/ -- AmeriServ Financial, Inc. (Nasdaq: ASRV) officials today announced that the former Ronald Reagan Atrium I Nursing and Rehabilitation Center in Pittsburgh will soon be returned to the community as a children, youth and family services center. AmeriServ Financial took possession of the facility in January, and immediately began seeking bids for a new buyer. A sale of the facility to The Bradley Center was completed in July. The Bradley Center provides social services to children, youths and their families.

A priority was placed on identifying potential buyers from the nursing home industry, or other community service organizations beneficial to Allegheny County, according to Gary McKeown, AmeriServ Financial Senior Vice President and Chief Lending Officer.

"We were aware of our obligation to respect the importance of the facility to the people of Allegheny County. We spoke with several senior care providers and other similar organizations, including The Bradley Center, who were eager and financially qualified to provide needed social services to Allegheny County," said McKeown

With the sale of the facility now complete, AmeriServ Financial recovers all the debt and most of the expenses incurred by the bank. The bank's non-performing assets have now been reduced by approximately $4 million from the level reported at the time the bank took possession of the property in January.

"It is our hope that with this completed sale, everyone involved can be satisfied that something positive has now come from a bad situation," said McKeown.

AmeriServ Financial, Inc., is the parent of AmeriServ Financial Bank and AmeriServ Trust & Financial Services Company in Johnstown, AmeriServ Associates of State College, and AmeriServ Life Insurance Company.